UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                 Filed       pursuant to Section 16(a) of the
                                             Securities Exchange Act of 1934,
                                             Section 17(a) of the Public Utility
                                             Holding Company Act of 1935 or
                                             Section 30(f) of the Investment
                                             Company Act of 1940

FORM 4

/      /  Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

(Print or Type Responses)

1.  NAME AND ADDRESS OF REPORTING PERSON*

Donahue                             John                         C.

(LAST)                              (FIRST)                      (MIDDLE)

c/o Federated Investors, Inc.
Federated Investors Tower

(STREET)

Pittsburgh                          PA                           15222-3779

(CITY)                              (STATE)                      (ZIP)
2.  ISSUER NAME AND TICKER OR TRADING SYMBOL

        Federated Investors, Inc.   FII

3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

4.  STATEMENT FOR MONTH/YEAR
        1/99

5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

(CHECK ALL APPLICABLE)

_______ Director                    ________ 10% Owner
_______ Officer (give title below)  ________ Other (specify below)

7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)

_____   Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person



             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security  2.  Transaction     3.  Transaction   4.  Securities Acquired (A) or    5.  Amount of    6.        7.Nature of
   (Instr. 3)             Date                Code             Disposed of (D)                Securities       Ownership   Indirect
                                              (Instr. 8)       (Instr. 3, 4, and 5)           Beneficially     Form:      Beneficial
                          (Month/day/year)                                                    Owned at End     Direct (D) Onwership
                                                                                              of Month         or Indirect(Instr. 4)
                                                                                              (Instr. 3 and    (I) (Instr.
                                                                                              4)               4)
                                          Code      V       Amount       (A) or     Price
                                                                         (D)



Class B Common Stock  1/28/99                       G       12,870       D                    3,623,594 (1)    D

Class B Common Stock                                                                          582,000          I    by Daniel
                                                                                                                    McGrogan as
                                                                                                                    custodian for
                                                                                                                    minor children

Class B Common Stock                                                                          1,100,460        I    by Thomas
                                                                                                                    Donahue as
                                                                                                                    custodian for
                                                                                                                    minor children

Class B Common Stock                                                                          841,230          I    by power of
                                                                                                                    attorney

Class A Common Stock                                                                          6,000            I    by J.
                                                                                                                    Christopher
                                                                                                                    Donahue, John
                                                                                                                    F. Donahue and
                                                                                                                    Rhodora J.
                                                                                                                    Donahue as
                                                                                                                    Trustee of the
                                                                                                                    Voting Shares
                                                                                                                    Irrevocable
                                                                                                                    Trust V/A dated
                                                                                                                    May 31, 1989 of
                                                                                                                    John F. Donahue
                                                                                                                    and Rhodora J.
                                                                                                                    Donahue

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

1 Includes 91,016 shares of Issuer's Class B Common Stock acquired by the Reporting Person, in an Exempt, Non-Reportable transaction under the Federated Investors Profit Sharing Plan.



FORM 4 (continued)

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, COVERTIBLE SECURITIES)
1.  Title of           2.              3.               4.             5.  Number of    6.  Date             7.  Title and Amount of
Derivaative Security   Conversion or   Transaction         Transaction Derivative       Exercisable and      Underlying Securities
(Instr. 3)             Exercise        Date                Code        Securities       Expiration Date      (Instr. 3 and 4)
                       Price of        (Month/Day/Year)    (Instr. 8)  Acquired (A)     (Month/Day/Year)
                       Derivative                                      or Disposed of
                       Security                                        (D)
                                                                       (Instr. 3, 4,
                                                                       and 5)




                                                        Code     V     (A)    (D)       Date         Expiration  Title   Amount or
                                                                                        Exercisable  Date                Number of
                                                                                                                         Shares





8.  Price of Derivative       9.  Number of       10. Ownership            11. Nature
Security (Instr. 5)           Derivative          Form of Derivative       of Indirect
                              Securities          Security:  Direct        Beneficial
                              Beneficially        (D) or Indirect (I)      Ownership (Instr. 4)
                              Owned at End        (Instr. 4)
                              of Month
                              (Instr. 4)









 Explanation of Responses


** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/J. CHRISTOPHER DONAHUE                   FEBRUARY 10, 1999
**Signature of Reporting Person             Date